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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 18, 2001
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

    The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on June 18, 2001.

    SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

    Certain portions of this document including the answers to questions 1, 2, 3, 5, 9, 10, 13, 14, 15, 16 and 17, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

RESPONSES TO SELECTED QUESTIONS REGARDING FIRST QUARTER 2001 RESULTS

1.  Can you describe how business was in April with real numbers (we had to ask)? Any narrative would be appreciated.

    Yes we could, but we won't. We had to answer.

    We delayed the release of this disclosure on Form 8-K so that we would know what the actual April results were before we answered. From a qualitative viewpoint, we were not disappointed. In fact, we were quite pleased, particularly in the context of year over year comparisons.

    However as we have said before, "one month does not a quarter make". In truth, we don't usually expect much out of April. For our customers the month can be a time of recuperation from the "first quarter is ending" shipping season. Then most of Europe may or may not be on holiday and that can make April a very unique month that is not a good proxy for the rest of the second quarter.

2.  How does your company view the current FTAA (Free Trade Area of the Americas) agreement signed in Quebec? What affect might the free trade agreements have on business? Might you be tempted to run rough shod over other countries labor laws and the environment as opponents fear if it passes?

    We are a global logistics company. It probably comes as no surprise that we view anything that promotes world trade as a good thing. While that sounds self-serving, in our view it's actually true. We believe that global trade helps facilitate world peace and global stability. On a less altruistic level, we know that we provide an important service that can be sold at a fair profit.

    As for running "rough shod" over "other countries" labor laws and their environment, we don't think that we run "rough shod" over anything. Our employees working, in what the question labels as those "other countries", are very likely from those "other countries." The laws that you reference are their laws and more importantly the environment is their environment. Our employees respect and certainly meet, if not exceed, all applicable local rules and regulations.

    We are a global company based in the United States, but "Americans" are in the minority in this company. Our two most senior executives are from "other countries" and these individuals have endured hardships that are most likely unimaginable to a citizen of the United States.  We have offices in 51 "other countries" staffed by nationals of those "other countries". The same incentive compensation system that applies in North America is also present in every one of our 160 plus offices throughout the world—first world, third world or otherwise.

    We have more than one office where we have several employees who are compensated at a level that is more than the highest ranking governmental official and we are certain that all of our employees are compensated fairly. Investors that wish to avoid supporting a global economy should sell their stock or avoid investing in our company. Your question, which is one of political correctness, should be directed elsewhere. If your view were ever to be reflected in law, rest assured that we would comply.

3.  What, if any, impact to Expeditors do you foresee as a result of XXXX's pilots striking and XXXX's initial press release stating that about 25% of its international long-haul flights may see some impact?

    We don't like to see strikes. Obviously any labor disruption will present challenges. If a valued supplier were to experience disruptions in scheduled transport, this appears to be a better time than most given the general softness in the global market.

4.  What did "Other, net" consist of in the first quarter of 2001 and what drove the $600,000 swing from the same quarter a year ago?

    Primarily foreign currency gains and gains on disposals of assets.

5.  Can you provide an additional detail with regard to any costs associated with the loss of Ford as a customer?

    We answered as much of this question as we wanted to in our 8-K disclosure filed May 9, 2001. We thought the guidance provided was complete and provided the casual analyst with everything required for informed projections as to future results as best we could foresee. That is all we intend to say on the matter.

6.  We have heard that Livingston Logistics is now serving Ford and may be utilizing some of Expeditors' resources. First of all, how much of this is correct and what are the terms of Expeditors' arrangement with Livingston?

    The very first part of your question sounds like something that should be addressed to Livingston; assuming that they can spare the time required to form a proper answer. We can state that we are not aware of any arrangements that Expeditors has with Livingston, Ford-related or otherwise.

7.  Can you explain the primary causes of Expeditors' below-trend EPS growth from 1990 through 1993?

    We can, but we question the relevance to the investment decisions being made in the 21st century. While we maintain the same core beliefs, we are not the same company we were ten years ago.

    The mobilization for the conflict in the Gulf tossed the transportation industry into total disarray as assets were diverted to the delivery of military materiel and personnel to the combat zone. The Gulf War and its aftermath had a documented dampening effect on the global economy which lasted throughout 1991 and the early part of 1992.

    In 1992 Expeditors undertook a very aggressive expansion project by establishing a significant beachhead in continental Europe through the simultaneous opening of four offices in Germany. In 1992 we were a much smaller company as we had only 34 offices at the beginning of the year. Opening four offices simultaneously in a major market like Germany was a real stretch financially as well as operationally. That would be like opening twenty offices today. It was tough in 1992 because we absorbed the startup losses for these four branches. However, we did it and Germany has never looked back.

    That covers 1990 through 1992. To explain 1993 we need to dive into the exciting world of accounting policy. This was the year we made the decision to no longer permanently reinvest all foreign earnings overseas. Accordingly, we accrued income tax at the actual rate of the country (the United States) where the income needed to be taxed before it was going to do our shareholders any good. It is a fact that we generate substantial profits in jurisdictions where the applicable local tax rate was (and is) below the U.S. statutory tax rate. While this permanent deferral was GAAP (Generally Accepted Accounting Principles), was legal and was great for profits; the low tax rate caused real problems in our ability to redeploy capital.

    Beginning 1993, we made a tough decision and lowered reported earnings in recognition of the fact that without a higher tax rate we would be unable to deploy our retained earnings wherever and whenever we might need the money. This meant flat earnings as we began to accrue income tax on a worldwide basis at the applicable U.S. statutory rate. The majority of the other guys have avoided this tough decision and still elect to report a tax rate that by accounting definition means that their shareholders will never enjoy the full value of reported earnings. In 1993, we took the road less traveled and that demonstrated that we were a company willing to do what was right, no matter the cost, and perhaps that has made all the difference.

8.  I like to see what the person running the company looks like, just like I like to hear his/her voice. It says things about a person numbers never can. (i.e, do they look/sound truthful, responsible). So what gives with the mystery?

    There is no mystery. The people that run this company are spread throughout the globe and are located in each of our 164 offices. They answer the phone, they look after the needs of their customers and their fellow workers. You obviously don't have any international freight, or chances are you would have met one already. That having been said, contacts between investment professionals and branch personnel are neither encouraged nor allowed. Investor relations are handled from the corporate office.

    As you know, there were parts of your question that were edited out. These dealt more with the members of management tasked with meeting with the financial community. Here again, there is no mystery, but there may be a misconception that we would like to take this opportunity to clarify.

    Management's adoption of this forum as the means of communicating new information does not mean that we do not meet with investment professionals on a regular basis. We have always met with those investment professionals who are interested enough to make a mutually acceptable appointment. There are only two conditions:

1)
We do not discuss the current quarter. We will discuss the background of the company and conditions in the industry. We will not answer any questions that involve information more appropriately disclosed in this forum.

2)
Our customers always come first. This means that if it comes down to an issue of devoting an hour to freight or an hour to finance, freight will win every time. We know that the true source of shareholder value is satisfied customers. We create more shareholder value by looking after customers than worrying about the stock.

9.  Based on the significant year over year growth in Asia net revenue for the first quarter of 2001, is it safe to assume that the pricing environment from your carriers has weakened significantly on those lanes owing to under-utilization of capacity?

    It is safe to say that there was more "over capacity" in Asia during the first quarter of 2001 than most observers would have predicted. As we tend to keep our heads down working on the day to day tasks at hand, we were not as aware of this fact as you might think. It was only when the shooting stopped and the accounting began that we got the chance to really examine overall trends on a regional basis.

    In hindsight, we realize that we were fortunate to be able to maintain our volumes. Having freight gave us unplanned short-term buying opportunities, particularly in March as carriers looked for certainty in an uncertain market.

    Our strategy during the first quarter of 2001 was to focus on offering market rates and dependable service. Excess capacity caused what is likely to be a short-term "disconnect" between the market buy and sell rates.

    In March we began a market leading rate review on an account specific basis. Where rate adjustments were justified, revised pricing was implemented. Some customers received rate increases, but most were pleased to learn that lower rates were available from Expeditors. It is very difficult in this kind of a market to actually anticipate which way pricing will move, however, we know that it will move.

    We know that some expect the airlines to manage the present situation by re-deploying or parking assets. If this happens, the reduction of supply will certainly effect pricing. The key to a non-asset based model is that you maintain flexibility no matter what the short-term trends, but this means you must also be keenly aware of competitive conditions on both sides of the revenue equation.

10. In the fourth quarter of 2000, we saw about 105bp of net operating margin deterioration in the combined results of the Far East/Australia after five quarters of year-over-year improvement. In the first quarter of 2001 we see 680bp of improvement over the same quarter a year ago. What drove this swing and the recent swing back?

    First off, we need a small detour for readers who might not know what a "bp" is. We fear that many might be afraid to admit that they have no idea what this means and are vulnerable to the "financial neophyte" label. In truth, this concept escaped from the bond trading floor and is at some risk of becoming over incorporated into the general business vocabulary. Bp is short for "basis points" and there are exactly 100 bp in each one of something. Like most things that originated in the bond market, it might have been done intentionally to confuse the customer. In any event it tends to overemphasize small numbers.

    For example, it would be hard to call a 1.05% change a "swing" but call it a change of 105bp and you have a swing for sure. In global logistics, a change of this magnitude is not something to worry about. It is change, but we don't think that it is anything that deserves to be called a swing.

    With respect to the 680bp (6.8%) improvement in the year over year operating margin percentage, there are some factors that need to be considered. The market dynamics of the first quarter of 2001 were completely different from those experienced in the first quarter of 2000. Internally, we continued to focus on productivity initiatives and we believe that we are seeing the results of this effort at the operating margin level.

11. Along the lines of the previous question, we also saw great margin improvement in the combined results of Europe and the Middle East in the fourth quarter of 2000 (575bp). Is the more modest 57bp improvement in first quarter of 2001 primarily the result of a tougher comparison (280bp improvement a year ago)?

    The tougher comparison is definitely a factor.

12. Looking at capacity across the various modes, has the situation changed noticeably since your April 15, 2001 disclosure?

    No, but we don't think that this is a bad thing.

13. Obviously market share gains have occurred, could you comment on any regions where gains seem to be most striking?

    It is difficult to isolate and regionalize market share gains. For instance, sales efforts in North America can be responsible for market share gains in Asia or Europe. We gained business in one region, but we gained the revenue elsewhere. We can say that to this point in May 2001, the intra-Asia market has been strong for us and has provided a number of opportunities that were not there in the prior year.

14. Can you give us a sense of where we could see additional office expansion in the upcoming quarters? Is it concentrated on any one region?

    China and Latin America are the most likely candidates for expansion for the balance of 2001.

    As we have said before, our growth is largely fueled by "same store" growth and our story is much more complex than new office openings. An expanding network requires new offices to be opened, but you cannot successfully expand the value of the network by merely meeting some artificial quota for office openings.

15. What type of new business came on line during the quarter in the Far East? Is this from new or existing customers? Is the new business sustainable for the rest of 2001 and beyond? How much more of this new business do you expect to obtain in 2001?

    We always have new business, but we don't usually have any one piece of business that in and of itself requires comment. We can increase business with existing customers and actually have taken market share. Not all new business from existing customers is the result of growth in the volume of the customer's import and export activity. Sometimes it comes from the freight share previously handled by the competition at a mutual customer.

16. How have customer attitudes towards outsourcing more freight and logistics services to Expeditors changed considering the slower economy?

    The term "outsourcing freight" is really not appropriate. The freight that customers allow us to handle does not come to our dock as the result of "outsourcing" decisions as we understand the term.

    Freight, particularly airfreight, is typically given over to a third party logistics provider because this is the best way to access buying power and global handling capabilities.

    On the ocean side, it is unusual to have in-house people producing all the required documentation. This is true even for customers that negotiate their own annual service contracts directly with the carrier.

17. Can you provide comparison data for 2000 comparable to the manner in which first quarter 2001 earnings were reported? Particularly for the affected areas in the first quarter 2001 (or any others which may have been affected in 2000) including "Rent and Occupancy Costs" and reported tax benefits from employee stock option plans.

    The following table sets forth the historical amounts, by quarter, for "Rent and Occupancy Costs" and "Other", reclassified in conformance with the first quarter 2001 presentation.

(in 000's)

	Rent and Occupancy Costs	Other
1st Quarter 1999	$6,398	$10,365
2nd Quarter 1999	$6,396	$10,345
3rd Quarter 1999	$6,781	$10,764
4th Quarter 1999	$6,814	$12,845
1st Quarter 2000	$6,866	$11,552
2nd Quarter 2000	$7,144	$13,188
3rd Quarter 2000	$7,147	$16,434
4th Quarter 2000	$8,096	$17,111

    The following table sets forth the amount of tax benefits from employee stock option programs, on a quarterly and year-to-date basis. We first reported this figure separately in the Statement of Cash Flows beginning with the 2nd quarter of 2000. Prior to that time, these amounts had been included in the Statement of Cash Flows under the caption "Deferred income tax expense (benefit)". When we began reporting in the second quarter of 2000, we showed comparable presentation for the same quarter of the previous year. Other than the first quarter of 2000, and the fourth quarter 1999 and 2000, these numbers should not be new to you.

Tax Benefits from
Employee Stock Plans

	Per Quarter	Year to-date
1st Quarter 1999	$4,887	$4,887
2nd Quarter 1999	$2,572	$7,459
3rd Quarter 1999	$1,691	$9,150
4th Quarter 1999	$3,584	$12,734
1st Quarter 2000	$3,018	$3,018
2nd Quarter 2000	$3,797	$6,815
3rd Quarter 2000	$925	$7,740
4th Quarter 2000	$1,186	$8,926

18. Please elaborate on the difference between working capital contributions to cash in the first quarter of 2001 vs. the same quarter a year ago. Also, can you provide some detail as to why there was an approximately $xx million swing in accounts payable?

    There isn't much to elaborate upon. The statement of cash flows begins with $7.8 million more net income and in this business if you watch the receivables, net income will increase working capital over the long run. We had higher deferred tax expense which is a non cash add back and this was primarily related to timing differences on the remittance of foreign dividends in 2001 versus 2000. Finally, tax benefits from the exercise of employee stock options are properly classified, our accountants tell us, as cash generated from operations. Tax benefits from stock option exercises were $8.4 million higher than in 2000.

    Depreciation and amortization remained comparable. Other current assets, a use of cash, increased $11.2 million due primarily to an increase in prepaid taxes in 2001 over 2000. Accounts receivable decreased more in 2001 by $3.4 million, a significant achievement particularly given the improvements we saw throughout 2000. Accounts payable decreased approximately $16 million, primarily due to timing of payments to airlines and steamship lines. At the end of the day, we had $5.2 million less cash flow from operations in the first quarter of 2001 than in the same period of 2000.

19. Rent expenses of $7.5 million or 5.1% of net revenue for the first quarter was higher relative to last year's first quarter at x.x%. Would you expect rent expense to continue at higher levels as a percentage of net revenue this year and if so, why?

    In the first quarter of 2001, we made a reclassification and created a new caption: "rent and occupancy costs". This reclass combined rent expense with other occupancy costs such as property tax and utilities. These costs had previously been included in the "Other" caption. To be comparable, we made the same reclassification for the figures shown this year from the first quarter 2000. Hence the "Certain 2000 amounts have been reclassified to conform to the 2001 presentation" caption at the bottom of the Statement of Earnings.

    If you examine the 2000 first quarter "rent and occupancy costs" amount in our most recent earnings release, which includes the reclassification, and compare this amount to the unadjusted figure carried forward in your model, you will note the difference. Reclassified "rent and occupancy costs" as a percentage of net revenue in 2000 was 5.9%, as compared with 5.1% in 2001.

20. Gross revenue for the first quarter was up 16% but in an earlier 8-K disclosure, you indicated 20% growth for January and February. If we do the math correctly this would imply that March's gross revenue was up approximately 10%. Is this correct?

    Yes

21. In your May 9th disclosure on Form 8-K, which dealt with the Ford relationship, you mentioned border broker operations. Could you please describe the processes involved in that role and how that may differ from other customers brokerage functions?

    The border entry is different from "port entries" which are entries for ocean and airfreight shipments as opposed to rail and truck. Border brokerage functions are typically high volume and are very repetitive in nature. In order to get release at the border, less data is submitted at the time of crossing into the United States than would be required by a standard "port entry". Border entries ultimately focus more on special trade agreement compliance, for example NAFTA, than does the typical "port" entry.

    The two step data submission process and the preferences and rules surrounding special trade agreements involve extensive compliance and record keeping procedures. The repetitive nature of the border brokerage process tends to be deceptive. Repetitive does not mean simple and in our view this is much more about data management and the application of systems and processes to avoid rework and fines and penalties. Even though no duty is often payable in connection with border entries, the entry must be filed timely and must be based upon justifiable data.

    There are many border brokers willing to work for fees that are much lower than the fees typically charged for port entries. We charge less for border brokerage than we do for our port entries, but we do not compete for this business on the basis of price. In our view, there are few, if any, border brokers that have invested in the systems, processes, and technology required to accomplish what we can.

22. Out of curiosity, and realizing that commenting on EPS is not what you like to do, do you feel comfortable that consensus estimates for the second quarter of 2001 reflect the inclusion of a loss of $0.06 per share from Ford. The only reason I ask is because you gave this specific EPS impact in your recent 8-K disclosure.

    We recently gave specific guidance with respect to consensus EPS for the year and with respect to the loss of the Ford account. We felt that the Ford information would only be meaningful if it were quantified on a quarterly basis.

    We believe that it is up to each individual analyst to digest what we have said to this point and draw their own conclusions. We can say that in one case we commented on a consensus number and in the other we provided specific numbers that must be considered in shaping any particular estimate.

    We are not sure what comes first: the consensus or the guidance. In our view consensus is only meaningful if it reflects the views of all who care to follow the stock. At this point we feel like a dog chasing its tail. If we do more it would be a bad thing.

23. Other income, net grew 2.5 million (500%), but cash balances only doubled. What are the changes in other material components?

    Reduction in interest expense and an increase in interest income as a result of efforts to maximize safe returns on liquid assets.

24. How do you measure unit expenses and expense growth? Should I be looking at your 21% expense growth rate relative to the 16% gross revenue growth rate, the 26% net revenue growth rate, or is there a shipment count figure that I should use to try to assess cost control?

    We don't publish shipment count statistics. In our 10-Q and 10-K filings, we say "Management believes that net revenues are a better measure than total revenues of the relative importance of the Company's principal services...". In contrast to most of the financial analyst's models, which seem to focus on gross revenues, we frame cost containment and management objectives based upon the relationship of these costs with net revenue—but hey—we only work here. No matter how you slice it, cost control is always on the agenda at Expeditors.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

May 18, 2001	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer

May 18, 2001	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President- Chief Financial Officer and Treasurer

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  Item 9. Regulation FD Disclosure.
RESPONSES TO SELECTED QUESTIONS REGARDING FIRST QUARTER 2001 RESULTS
Tax Benefits from Employee Stock Plans
SIGNATURES